Filed Pursuant to Rule 424(b)(3)
Registration No. 333-169821

AMERICAN REALTY CAPITAL DAILY NET ASSET VALUE TRUST, INC
SUPPLEMENT, DATED SEPTEMBER 4, 2012,
TO THE PROSPECTUS, DATED APRIL 27, 2012

Monthly Pricing Supplement
(unaudited)

On September 4, 2012, our net asset value (“NAV”) per institutional share is $9.787 and our NAV per retail share is $9.855.

The following sets forth the calculation of NAV for each of the institutional shares and retail shares:

Net Asset Value as of August 1, 2012:	$6,718,948.39

Net Assets as of September 4, 2012:
Real Estate Properties, at Fair Value	$25,994,877.96
Non-Real Estate Assets (1)
Cash and Cash Equivalents	1,300,427.42
Subscriptions Receivable	5,000.00
Prepaid Organizational and Other Costs	4,065,219.86
Total Net Assets	31,365,525.24
Liabilities
Financing	21,377,293.06
Deferred Revenue	114,030.14
Other Liabilities (1)	2,992,105.87
Total liabilities	24,483,429.07
Net Asset Value	$6,882,096.17

(1)     As described in “Valuation Policies” in our Prospectus, the Company estimates operating income and certain expenses and adds, or deducts, the daily accrual of such estimated expenses in determining Net Asset Value. Any operating income or such expense items that exceed the amount of such estimates will be adjusted monthly on a going forward basis.

The Real Estate Properties have initially been valued at cost. After such initial valuations, the value of the Real Estate Properties will be determined taking into consideration the valuations performed by Duff & Phelps, LLC, an independent valuation firm retained by us, which will be performed on each property at least one calender quarter after its acquisition.

The NAV per share for a particular day can be found on our website at www.arcdailynav.com or by calling our toll-free, automated telephone line at 1-866-532-4743.

Below is the NAV per share for each of the institutional shares and the retail shares for each day subsequent to our last pricing supplement.

Date	NAV per institutional share	NAV per retail share
August 2, 2012	$9.783	$9.845
August 3, 2012	$9.784	$9.845
August 6, 2012	$9.784	$9.846
August 7, 2012	$9.784	$9.846
August 8, 2012	$9.784	$9.846
August 9, 2012	$9.784	$9.847
August 10, 2012	$9.784	$9.847
August 13, 2012	$9.785	$9.848
August 14, 2012	$9.785	$9.848
August 15, 2012	$9.785	$9.849
August 16, 2012	$9.785	$9.849
August 17, 2012	$9.785	$9.849
August 20, 2012	$9.785	$9.850
August 21, 2012	$9.786	$9.850
August 22, 2012	$9.786	$9.851
August 23, 2012	$9.786	$9.851
August 24, 2012	$9.786	$9.851
August 27, 2012	$9.786	$9.852
August 28, 2012	$9.786	$9.852
August 29, 2012	$9.786	$9.852
August 30, 2012	$9.786	$9.853
August 31, 2012	$9.786	$9.853
September 4, 2012	$9.787	$9.855